PRINCIPAL DIVERSIFIED SELECT REAL ASSET FUND
AMENDED AND RESTATED SUB‑ADVISORY AGREEMENT
TORTOISE CAPITAL ADVISORS, LLC

AMENDED AND RESTATED SUB-ADVISORY AGREEMENT (the “Agreement”) executed as of the 1st day of November, 2019 by and between PRINCIPAL GLOBAL INVESTORS, LLC, a Delaware limited liability company (hereinafter called the “Manager”), and TORTOISE CAPITAL ADVISORS, LLC, a Delaware limited liability company (hereinafter called the “Sub‑Advisor”).

W I T N E S S E T H:

WHEREAS, the Manager is the manager and investment adviser to the Principal Diversified Select Real Asset Fund (the “Fund”), a closed‑end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Manager desires to retain the Sub‑Advisor to render discretionary investment advisory services for all or a portion of the assets of the Fund, which the Manager has agreed to provide to the Fund, and the Sub‑Advisor desires to furnish such services;

WHEREAS, the Manager and the Sub‑Advisor agree to amend and restate the Sub‑Advisory Agreement between the Manager and the Sub‑Advisor dated June 25, 2019 with this Agreement; and

WHEREAS, the Manager has furnished the Sub‑Advisor with copies properly certified or authenticated of each of the following and will promptly provide the Sub‑Advisor with copies properly certified or authenticated of any amendment or supplement thereto:

(a)	Management Agreement (the “Management Agreement”) with the Fund;

(b)	The Fund’s registration statement and financial statements as filed with the Securities and Exchange Commission (the “SEC”);

(c)	The Fund’s Agreement and Declaration of Trust and By‑laws; and

(d)	Policies, procedures or instructions adopted or approved by the Board of Trustees of the Fund relating to obligations and services to be provided by the Sub-Advisor.

NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, the parties agree as follows:

1.    Appointment of Sub-Advisor
In accordance with and subject to the Management Agreement, the Manager hereby appoints the Sub‑Advisor to perform the services described in Section 2 below for investment and reinvestment of such portion of the assets of the Fund as may be allocated to the Sub‑Advisor by the Manager, from time to time (the “Allocated Assets”), as well as exercise all other ancillary rights or duties in connection with the management of such Allocated Assets necessary to implement any of the powers contained herein, subject to the control and direction of the Manager and the Fund’s Board of Trustees, for the period and on the terms hereinafter set forth. Such powers would include entering into private investment in public equity (PIPE) transactions on behalf of the Allocated Assets. The Sub‑Advisor accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein provided. The Sub‑Advisor shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund or the Manager in any way or otherwise be deemed an agent of the Fund or the Manager.

2.    Obligations of and Services to be Provided by the Sub-Advisor
The Sub-Advisor will:

(a)
Provide investment advisory services, including but not limited to research, advice and supervision for the Allocated Assets of the Fund. The Sub-Advisor’s responsibility in providing advice to the Fund is limited to the discrete portion of the Fund’s portfolio represented by the Allocated Assets.

(b)
Furnish to the Board of Trustees of the Fund for approval (or any appropriate committee of such Board), and revise from time to time as conditions require, a recommended investment program for the Fund consistent with the Fund’s investment objective and policies and any specific criteria applicable to the Allocated Assets.

(c)
Implement the approved investment program for the Allocated Assets by placing orders for the purchase and sale of securities and other permitted investment instruments without prior consultation with the Manager and without regard to the length of time the securities or other permitted investment instruments have been held, the resulting rate of portfolio turnover or any tax considerations, subject always to the provisions of the Fund’s registration statement, Agreement and Declaration of Trust and By-laws and the requirements of the 1940 Act, as each of the same shall be from time to time in effect.

(d)
Advise and assist the officers of the Fund, as requested by the officers, in taking such steps as are necessary or appropriate to carry out the decisions of its Board of Trustees, and any appropriate committees of such Board, regarding the general conduct of the investment business of the Fund.

(e)
Maintain, in connection with the Sub-Advisor’s investment advisory services provided to the Allocated Assets, compliance with the 1940 Act and the regulations adopted by the SEC thereunder and the Fund’s investment strategies and restrictions as stated in the Fund’s prospectus and statement of additional information and any specific criteria applicable to the Allocated Assets.

(f)
Report to the Board of Trustees of the Fund at such times and in such detail as the Board of Trustees may reasonably deem appropriate in order to enable it to determine that the investment policies, procedures and approved investment program of the Fund (and any specific criteria applicable to the Allocated Assets) are being observed.

(g)
Upon request, provide assistance and recommendations for the determination of the fair value of certain securities and other investment instruments when reliable market quotations are not readily available for purposes of calculating net asset value in accordance with procedures and methods established by the Fund’s Board of Trustees.

(h)
Furnish, at its own expense, (i) all necessary investment and management facilities, including salaries of clerical and other personnel required for it to execute its duties faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment advisory affairs of the Fund.

(i)
Open accounts with Foreign Account Tax Compliance Act compliant broker-dealers and futures commission merchants (“broker-dealers”), select broker-dealers to effect all transactions for the Fund, place all necessary orders with broker‑dealers or issuers (including affiliated broker-dealers), and negotiate commissions, if applicable. To the extent consistent with applicable law, purchase or sell orders for the Fund may be aggregated with contemporaneous purchase or sell orders of other clients of the Sub-Advisor. In such event allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Sub‑Advisor in the manner the Sub-Advisor considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to other clients. The Sub-Advisor will report on such allocations at the request of the Manager, the Fund or the Fund’s Board of Trustees providing such information as the number of aggregated trades to which the Fund was a party, the broker-dealers to whom such trades were directed and the basis for the allocation for the aggregated trades. The Sub-Advisor shall use its best efforts to obtain execution of transactions for the Fund at prices which are fair and reasonable to the Fund and at commission rates that are reasonable in relation to the benefits received. However, the Sub-Advisor may select brokers or dealers on the basis that they provide brokerage, research or other services or products to the Sub-Advisor. To the extent consistent with applicable law, the Sub-Advisor may pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission or dealer spread another broker or dealer would have charged for effecting that transaction if the Sub-Advisor determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research products and/or services provided by such broker or dealer. This determination, with respect to brokerage and research products and/or services, may be viewed in terms of either that particular transaction or the overall responsibilities which the Sub-Advisor and its affiliates have with respect to the Fund as well as to accounts over which they exercise investment discretion. Not all such services or products need be used by the Sub-Advisor in managing the Allocated Assets. In addition, joint repurchase or other accounts may not be utilized by the Fund except to the extent permitted under any exemptive order obtained by the Sub-Advisor provided that all conditions of such order are complied with.

(j)
Maintain all accounts, books and records with respect to the Allocated Assets as are required of an investment advisor of a registered investment company pursuant to the 1940 Act and Investment Advisers Act of 1940, as amended (the “Advisers Act”), and the rules thereunder, and furnish the Fund and the Manager with such periodic and special reports as the Fund or the Manager may reasonably request. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Advisor hereby agrees that all records that it maintains for the Fund are the property of the Fund, agrees to preserve for the periods described by Rule 31a-2 under the 1940 Act any records that it maintains for the Fund and that are required to be maintained by Rule 31a-1 under the 1940 Act, and further agrees to surrender promptly to the Fund any records that it maintains for the Fund upon request by the Fund or the Manager. The Sub-Advisor has no responsibility for the maintenance of Fund records except insofar as is directly related to the services the Sub-Advisor provides to the Fund.

(k)
Observe and comply with Rule 17j-1 under the 1940 Act and the Sub-Advisor’s Code of Ethics adopted pursuant to that Rule as the same may be amended from time to time. The Manager acknowledges receipt of a copy of the Sub-Advisor’s current Code of Ethics. The Sub-Advisor shall promptly forward to the Manager a copy of any material amendment to the Sub-Advisor’s Code of Ethics along with certification that the Sub-Advisor has implemented procedures for administering the Sub-Advisor’s Code of Ethics.

(l)
From time to time as the Manager or the Fund may request, furnish the requesting party reports on portfolio transactions and reports on investments held by the Fund, all in such detail as the Manager or the Fund may reasonably request. The Sub-Advisor will make available its officers and employees to meet with the Fund’s Board of Trustees at the Fund’s principal place of business on due notice to review the investments of the Fund.

(m)
Provide such information as is customarily provided by a sub-advisor, or as may be required or reasonably requested by the Manager, for the Fund or the Manager to comply with their respective obligations under applicable laws, including, without limitation, the Internal Revenue Code of 1986, as amended (the “Code”), the 1940 Act, the Advisers Act, the Securities Act of 1933, as amended (the “Securities Act”), and any state securities laws, and any rule or regulation thereunder. Such information includes, but is not limited to: the Sub-Advisor’s compliance manual and policies and procedures adopted to comply with Rule 206(4)-7 of the Advisers Act; the Sub-Advisor’s most recent annual compliance report or a detailed summary of such report; timely and complete responses to all Quarterly Compliance

Questionnaires (including the identification of any material compliance matters and a copy of any material changes to the Sub-Advisor’s Rule 206(4)-7 compliance policies and procedures, marked to show changes along with a written summary of the purpose of each such change); Annual Proxy Voting Questionnaires; Annual Best Execution and Soft Dollar Questionnaires, and responses to all other requests from the Manager. The Sub-Advisor agrees to make available for the Manager’s review all deficiency letters issued by the SEC together with all responses given by Sub-Advisor to such letters. The Sub-Advisor will advise the Manager of any material changes in the Sub-Advisor’s ownership within a reasonable time after any such change.

(n)
Vote proxies received on behalf of the Fund (with respect to the Allocated Assets) in a manner consistent with the Sub-Advisor’s proxy voting policies and procedures and provide a record of votes cast containing all of the voting information required by Form N-PX in an electronic format to enable the Fund to file Form N-PX as required by SEC rule.

(o)
Respond to tender offers, rights offerings and other voluntary corporate action requests affecting securities and/or other investment instruments held by the Fund (with respect to the Allocated Assets).

(p)
Cooperate with the Manager in its performance of quarterly and annual tax compliance tests to monitor the Fund’s compliance with Subchapter M of the Code and Section 817(h) of the Code. If it is determined by the Manager or its tax advisors that the Fund is not in compliance with the requirements imposed by the Code, the Sub-Advisor, in consultation with the Manager and its tax advisors, will take prompt action with respect to the Allocated Assets (to the extent consistent with applicable law) to bring the Fund back into compliance with the time permitted under the Code.

(q)
Be responsible for any applicable filing requirements pursuant to Section 30(h) of the 1940 Act to which it or any of its affiliated persons (as defined in Section 2(a)(3) of the 1940 Act) is subject as a result of its investment management activities on behalf of the Fund hereunder.

(r)
Present each potential co‑investment transaction, as covered by any SEC exemptive co‑investment order under Rule 17d‑1 under the 1940 Act to which the Fund and the Sub‑Adviser are subject, to the Manager, which will have the authority, on behalf of the Fund, to approve or reject the potential transaction.

(s)
Have the power to make, execute, acknowledge and deliver on behalf of the Fund any and all documents of transfer and conveyance and any and all other documents or instruments that may be necessary or appropriate to carry out the powers granted to it under this Agreement.

3.    Prohibited Conduct
In providing the services described in this Agreement, the Sub-Advisor will not consult with any other investment advisory firm that provides investment advisory services to any investment company sponsored by Principal Financial Group, Inc. regarding transactions for the Fund in securities or other assets, except for purposes of complying with the conditions of Rule 12d3-1(a) and (b) under the 1940 Act.

4.     Delegation of Responsibilities
In providing the services described in this Agreement, the Sub-Advisor is authorized to delegate any or all of its rights, duties and obligations under this Agreement to one or more sub-advisors, and may enter into agreements with sub-advisors, and may replace any such sub-advisors from time to time in its discretion, in accordance with the 1940 Act, the Advisers Act, and rules and regulations thereunder, as such statutes, rules and regulations are amended from time to time or are interpreted from time to time by the staff of the SEC, and if applicable, exemptive orders or similar relief granted by the SEC, and upon receipt of approval of such sub-advisors by the Board of Trustees of the Fund and by the Manager (unless any such approval is not required by such statutes, rules, regulations, interpretations, orders or similar relief).

5.    Compensation
As full compensation for all services rendered and obligations assumed by the Sub‑Advisor hereunder with respect to the Allocated Assets, the Manager shall pay the compensation specified in Appendix A to this Agreement.

6.    Liability of Sub‑Advisor
Neither the Sub‑Advisor nor any of its directors, officers, employees, agents or affiliates shall be liable to the Manager, the Fund or its shareholders for any loss suffered by the Manager or the Fund resulting from any error of judgment made in the good faith exercise of the Sub‑Advisor’s investment discretion in connection with selecting investments for the Fund or as a result of the failure by the Manager or any of its affiliates to comply with the terms of this Agreement, except for losses resulting from willful misfeasance, bad faith or gross negligence of, or from reckless disregard of, the duties of the Sub‑Advisor or any of its directors, officers, employees, agents, or affiliates.

7.    Trade Errors
The Sub-Advisor will notify the Manager of any Trade Error(s), regardless of materiality, promptly upon the discovery such Trade Error(s) by the Sub-Advisor. Notwithstanding Section 6 of this Agreement, the Sub-Advisor shall be liable to the Manager, the Fund or its shareholders for any loss suffered by the Manager or the Fund resulting from Trade Errors due to negligence, misfeasance, or disregard of duties of the Sub Advisor or any of its directors, officers, employees, agents (excluding any broker-dealer selected by the Sub-Advisor), or affiliates. For purposes under this Section 7, “Trade Errors” are defined as errors due to (i) erroneous orders by the Sub-Advisor for the Fund that result in the purchase or sale of securities or other investment instruments that were not intended to be purchased or sold; (ii) erroneous orders by the Sub-Advisor that result in the purchase or sale of securities or other investment instruments for the Fund in an unintended amount or price; or (iii) purchases or sales of securities or other investment instruments which violate the investment limitations or restrictions disclosed in the Fund’s registration statement and/or imposed by applicable law or regulation (calculated at the Sub-Advisor’s portfolio level), unless otherwise agreed to in writing.

8.    Supplemental Arrangements
The Sub‑Advisor may enter into arrangements with other persons affiliated with the Sub‑Advisor or with unaffiliated third parties to better enable the Sub-Advisor to fulfill its obligations under this Agreement for the provision of certain personnel and facilities to the Sub‑Advisor, subject to written notification to and approval of the Manager and, where required by applicable law, the Board of Trustees of the Fund; provided, however, that entry into any such arrangements shall not relieve the Sub-Advisor of any of its obligations under this Agreement.

9.    Regulation
The Sub‑Advisor shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body may request or require pursuant to applicable laws and regulations.

10.    Duration and Termination of This Agreement
This Agreement shall become effective with respect to the Fund as of the corresponding date set forth on Appendix B to this Agreement, as may be amended from time to time, and, unless otherwise terminated with respect to the Fund, shall continue in effect thereafter for the initial term set forth on Appendix B to this Agreement, and thereafter from year to year, provided that in each case the continuance is specifically approved within the period required by the 1940 Act either by the Board of Trustees of the Fund or by a vote of a majority of the outstanding voting securities of the Fund and in either event by a vote of a majority of the Board of Trustees of the Fund who are not interested persons of the Manager, Principal Life Insurance Company, the Sub-Advisor or the Fund cast in person at a meeting called for the purpose of voting on such approval.

If the shareholders of the Fund fail to approve the Agreement or any continuance of the Agreement in accordance with the requirements of the 1940 Act, the Sub‑Advisor will continue to act as Sub‑Advisor with respect to the Allocated Assets of the Fund pending the required approval of the Agreement or its continuance or of any contract with the Sub‑Advisor or a different manager or sub‑advisor or other definitive action; provided, that the compensation received by the Sub‑Advisor in respect to the Allocated Assets of the Fund during such period is in compliance with Rule 15a‑4 under the 1940 Act.

This Agreement may be terminated with respect to the Fund at any time without the payment of any penalty by the Board of Trustees of the Fund or by the Sub‑Advisor, the Manager or by vote of a majority of the outstanding voting securities of the Fund on sixty days’ written notice. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Section 10, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of “interested person,” “assignment,” “voting security” and “majority of the outstanding voting securities”) shall be applied.

11.    Amendment of this Agreement
No amendment of this Agreement shall be effective unless in writing and signed by both parties. In addition, no material amendment of this Agreement shall be effective until approved, if required by the 1940 Act or the rules, regulations, interpretations or orders issued thereunder, by vote of the holders of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act) and by vote of a majority of the Board of Trustees of the Fund who are not interested persons (as defined in the 1940 Act) of the Manager, the Sub‑Advisor, Principal Life Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval.

12.    General Provisions

(a)
Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Iowa. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(b)
Any notice under this Agreement shall be in writing, addressed and delivered or mailed postage pre‑paid to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the Manager for this purpose shall be Principal Financial Group, 711 High Street, Des Moines, Iowa 50392‑0200. The address of the Sub-Advisor for this purpose shall be Tortoise Capital Advisors, LLC, 11550 Ash Street, Suite 300, Leawood, Kansas 66211.

(c)	The Sub‑Advisor will promptly notify the Manager in writing of the occurrence of any of the following events:

1.
the Sub‑Advisor fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Sub‑Advisor is required to be registered as an investment advisor in order to perform its obligations under this Agreement.

2.
the Sub‑Advisor is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund.

3.	the Sub-Advisor becomes aware of any pending or threatened action, suit, proceeding, inquiry or investigation that is reasonably likely to result in a conviction, order, judgment or decree issued with respect to it or any affiliate that could reasonably be expected to result in the Sub-Advisor becoming ineligible to serve as an investment adviser of a registered investment company under the 1940 Act.

4.
the Sub-Advisor becomes aware of a transaction or series of transactions that is reasonably likely to result in a change in the management or control of the Sub-Advisor or a controlling person thereof or otherwise in the assignment (as defined in the 1940 Act) of this Agreement by the Sub-Advisor.

(d)
The Manager shall provide (or cause the Fund custodian to provide) timely information to the Sub-Advisor regarding such matters as the composition of the assets of the Fund, cash requirements and cash available for investment in the Fund, and all other reasonable information as may be necessary for the Sub-Advisor to perform its duties and responsibilities hereunder. The Manager hereby grants Sub-Advisor authority to obtain electronically data with respect to the Allocated Assets, including transactions and positions for the Allocated Assets, via custodial online website access and through the Advent TrustedNetwork (i.e., Advent Custodial Data Network) (“Advent”), provided that the Sub‑Adviser complies with the Fund’s policy regarding Protection of Non‑Public Information (i.e., certifying each quarter to the Manager that non‑public holdings information of the Fund was provided to a third party only if the necessary confidentiality agreement exists). Sub-Advisor undertakes to notify the Custodian promptly to terminate Advent’s access to such data if Manager terminates its relationship with Sub‑Advisor, withdraws this delegated authority, or objects to providing Fund data to any third‑party vendor, such as Advent.

(e)
The Sub-Advisor represents that it will not enter into any agreement, oral or written, or other understanding under which the Fund directs or is expected to direct portfolio securities transactions, or any remuneration, to a broker or dealer in consideration for the promotion or sale of Fund shares or shares issued by any other registered investment company. The Sub-Advisor further represents that it is contrary to the Sub-Advisor’s policies to permit those who select brokers or dealers for execution of Fund portfolio securities transactions to take into account the broker’s or dealer’s promotion or sale of Fund shares or shares issued by any other registered investment company.

(f)
The Sub-Advisor acknowledges that the Fund is relying on the exclusion from the definition of “commodity pool operator” under Section 4.5 of the General Regulations under the Commodity Exchange Act (“Rule 4.5”). The Sub-Advisor will not exceed the de minimis trading limits set forth in the “Tortoise - Diversified Select Real Asset Guidelines” unless otherwise agreed to in writing.

(g)
The Sub-Advisor agrees that neither it nor any of its affiliates will in any way refer to its relationship with the Fund, or the Manager or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the Manager

(h)
This Agreement contains the entire understanding and agreement of the parties. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

PRINCIPAL GLOBAL INVESTORS, LLC

By /s/ Clint L. Woods
Clint L. Woods
Vice President, Associate General Counsel, and Assistant Corporate Secretary

By /s/ Adam U. Shaikh
Adam U. Shaikh
Assistant General Counsel

TORTOISE CAPITAL ADVISORS, LLC

By /s/ Diane Bono
Diane Bono
Managing Director and Chief Compliance Officer

APPENDIX A

The Sub-Advisor shall serve as an investment sub-advisor for the Fund. The Manager will pay the Sub-Advisor as full compensation for all services provided under this Agreement, a fee, computed daily and paid monthly, at an annual rate as shown below of the Fund’s assets allocated to Sub-Advisor’s management.

If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

Sub-Advisor’s Fee as a Percentage of Average Daily Assets
All Assets for the first year.....................................................................0.70%
First $50M..............................................................................................0.80%
Next $50M..............................................................................................0.75%
Next $100M............................................................................................0.70%
Next $150M............................................................................................0.65%
Assets over $350M.................................................................................0.60%

APPENDIX B

Effective Date and Initial Term of Sub‑Advisory Agreement for the Fund

	Effective Date	Initial Term
Principal Diversified Select Real Asset Fund	6/25/2019	Two Years